EXHIBIT  11.1



STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS



Mid Am, Inc.


The weighted average number of common shares outstanding for basic and diluted earnings per share computations were as follows:


Dollars in thousands,               Year Ended December 31,
  except per share data         1997          1996          1995

Numerator:
Net income                    $30,881       $25,992       $24,967
Less:
  Preferred stock
    dividends                    (605)      (2,407)       (2,751)
Net income available to
  common shareholders (Basic)  30,276       23,585        22,216
Effect of Dilutive
  Securities:
Convertible preferred stock       605         2,407         2,751

Net income (Diluted)          $30,881       $25,992       $24,967

Denominator:
Weighted average common
  shares outstanding
  (Basic)                  23,836,000    22,734,000    23,070,000
Exercise of options           279,000       221,000        97,000
Convertible preferred
  stock                     1,112,000     3,599,000     4,074,000
Weighted average common
  shares outstanding
  (Diluted)                25,227,000    26,554,000    27,241,000


Earnings Per Share:
Basic                           $1.27         $1.04         $0.96
Diluted                         $1.22         $0.98         $0.92